Exhibit 99.1
Press Release
Xcorporeal Contact:
Daniel S. Goldberger
President & COO
(310) 738-5138
dgoldberger@xcorporeal.com
XCORPOREAL ANNOUNCES TERMINATION OF MERGER AGREEMENT WITH
NATIONAL QUALITY CARE, INC. (NQCI)
     Los Angeles, CA—January 3, 2007—Xcorporeal, Inc., a developer of congestive heart failure treatment products, wearable artificial kidney, and other medical devices, announced today that its Merger Agreement dated September 1, 2006 with National Quality Care, Inc. (OTC BB: NQCI) has been terminated, as set forth in a Current Report on Form 8-K filed by Xcorporeal with the Securities and Exchange Commission on January 3, 2007 and available for review on the SEC website at http://www.sec.gov.
     The Merger Agreement with NQCI provided in Section 6(A)(4): “For the avoidance of doubt, notwithstanding any other provision of this Agreement, under no circumstances, other than as caused by its own Uncured Breach, will [Xcorporeal] have any obligation to issue or deliver any [Xcorporeal] Shares after December 31, 2006, unless the Parties mutually agree to extend such date.” The parties did not mutually agree to extend such date. Therefore, Xcorporeal has no further obligation to issue or deliver any shares of common stock to consummate a transaction with NQCI. In addition, on December 29, 2006, NQCI served Xcorporeal with written notice that it was terminating the Merger Agreement. On January 2, 2006, Xcorporeal served NQCI with written notice that Xcorporeal consents to the termination of the Merger Agreement. Accordingly, the Merger Agreement is now terminated. Xcorporeal will not be proceeding with any merger with NQCI.
     The License Agreement with NQCI dated September 1, 2006 will remain in full force and effect. To date, Xcorporeal has accomplished the following milestones, substantially in excess of the requirements under the License Agreement:
•	Raised $29.4 million in equity financing

•	Recruited experienced independent board members

•	Recruited a top industry management team

•	Advanced the clinical studies for the licensed technology

•	Paid NQCI in excess of $1.2 million in product development expenses, which it accepted without objection.
     Unless otherwise required by law, Xcorporeal disclaims any obligation to release publicly any updates or changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.
About Xcorporeal, Inc.
     Xcorporeal, Inc. is actively developing an extra-corporeal platform that can potentially perform functions of various human organs. The four products that Xcorporeal plans to market are:
•	Hospital congestive heart failure treatment device

•	Hospital renal replacement therapy device

•	Wearable congestive heart failure treatment device

•	Wearable artificial kidney
Forward-Looking Statements
     Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry, and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.